Exhibit 10.33

LEASE

Between:	DIFA Deutsche Immobilien Fonds AG Caffamacherreihe 8 20355 Hamburg

referred to below as the landlord

and:	TRX Germany GmbH i.G. Am Borsigturm 15 13507 Berlin

referred to below as the tenant

Lease number:

(Please quote in all correspondence and payments)

Subject: [illegible]

CONTENTS

of lease

between

DIFA Deutsche Immobilien Fonds AG

Caffamacherreihe 8, 20355 Hamburg

and

TRX Germany GmbH i.G., Am Borsigturm 15, 13507 Berlin

Page
§1	Leased premises
§2	Handover of leased premises and purpose of lease
§3	Lease start and duration
§4	Notice
§5	Rent and value guarantee
§6	Payment of rent – rent insurance
§7	Incidental costs
§8	Heating costs
§9	Maintenance and use of building and premises
§10	Subletting
§11	Installations and conversions by the tenant plus advertisements and special plant and equipment
§12	Improvements and structural changes by the landlord
§13	Landlord’s responsibility – nuisance by third parties
§14	Insurance
§15	Access to premises
§16	Termination of lease
§17	Disposal of building
§18	General conditions
§19	Additional conditions

§1

Leased premises

(1)	The landlord is the owner of the premises at 13507 Berlin, Am Borsigturm 15, referred to below as “the premises”.

(2)	The landlord will rent the tenant the following areas in the premises (rented areas), plus vehicle parking places, also referred to below as “the premises”, whose location (except those belonging to common areas) can be seen in the enclosed plans in

ANNEXES 1.1 and 1.2

1.	Office space on the 5th floor, incl. common areas: 1127,33 m2

2.	Storage space on the -

3.	Service space on the -

4.	in the underground garage (nos. 132, 133, 134, 135, 136) 5

(3)	The size of the above leased spaces is as shown in the enclosed plan,

ANNEX 2

(4)	Any variation in the leased space referred to in par. (2) up to 1% (one percent) from the actual proportions of all the leased spaces cited in par. (2) will not be the basis of any claim for a change in the rent paid, either by the landlord or the tenant. If said variation is in excess of 1%, the rent will be adjusted to reflect the full extent of the variation. Neither the landlord nor the tenant can make such an adjustment to the rent more than one year after the leased premises have been handed over.

(5)	The furnishings and fittings of the premises can be seen in

ANNEX 3

This will serve as a description of the furniture and fittings. It does not contain any warrant of quality.

§2

Handover of premises and rental purpose

(1)	The landlord will hand over the premises at the start of the rental period. A joint handover report will be prepared at handover, in which a note will be made of any defects and remaining work to be carried out promptly by the landlord. If no defects or remaining work are noted, the tenant, by affixing his signature to the handover report, acknowledges the state of the premises, excluding any hidden defects.

(2)	At handover, the tenant will receive 3 sets of keys/key cards which provide access to the premises (not including the keys to the doors inside the premises), and a key card for each underground parking place. Any additional keys or key cards required by the tenant will be provided at his own cost.

(3)	Company plaques in the central entrance area will be designed to a uniform standard and displayed. The landlord will take the wishes of the tenant into account to the extent that the required uniform design allows. The same applies to any directional signs. The cost of such uniform company signage, any directional signs and their installation will be borne by the landlord. The cost of any changes or special requests will be borne by the tenant.

(4)	The tenant wishes to operate the premises as offices (rental purpose) and will continue to do so for the duration of the lease. Any change to the type of trade/profession exercised in the premises will require the advance written approval of the landlord. The tenant is alone responsible for ensuring that the premises are commercially viable for the rental purpose.

(5)	The tenant has opted for VAT for the premises in accordance with §9, par. (2) of the taxation law. The tenant will use the premises only for business which will conform to the current legal requirements covering input tax deductions at the time this lease is terminated. Should the tenant carry on any business in the premises which is contrary to this provision and, upon termination of this lease, will contravene the applicable regulations covering the deduction of input tax, he undertakes to inform the landlord immediately. In that case, he is responsible for compensating the landlord for any disadvantages incurred through the loss of input tax deductions. In addition, and on the basis of a justified request from the landlord, the tenant will provide the landlord with written confirmation that he will use the premises only for purposes which do not exclude the deduction of input tax. If the landlord is obliged to provide the Taxation Office with comprehensive proof, the tenant undertakes to provide the landlord with such proof or – inasmuch as it satisfies the obligations of the landlord – send same directly to the Taxation Office.

(6)	Official requirements and conditions which affect only the general nature and/or state of the premises are the responsibility of the landlord. If official conditions or the observance/maintenance of official permits are based on the personal or specific circumstances of the tenant or on specific circumstances of his business, any associated procedures and costs are the exclusive responsibility of the tenant. The tenant must also meet the costs of any future official requirements and conditions in relation to the use of the premises, even if they are directed to the landlord.

(7)	The landlord is entitled to lease other spaces in the premises to third parties for the same or similar purposes as the tenant. The tenant is not guaranteed protection from competitors.

§3

Lease start and duration

(1)	The lease agreement starts on the day the premises are handed over (lease start). The handover will occur on 01.04.2001. If the tenant declines to take over the premises in the state specified in the agreement, the lease agreement will start at the time of delayed acceptance by the tenant.

(2)	If the provisional handover date mentioned in par. (1) is exceeded by more than 1 month, the tenant may withdraw from the agreement. Any further claims by the tenant are excluded unless the landlord has acted in a malicious or grossly negligent manner.

(3)	The lease agreement will run for five years, calculated from the first day of the month following the start of the lease (fixed lease period). The tenant has the right to extend the fixed lease period once by a further five years (optional lease period) under the same conditions as those of this lease agreement. The tenant is to exercise the right of option by advising the landlord in writing at the latest 13 (thirteen) months before the end of the fixed lease period. The option provision does not apply if the tenant has sublet the greater part of the premises at the time of exercising the option.

(4)	If the tenant does not exercise his right of option, the lease agreement will be extended by an unspecified period if one of the parties to the contract has not given notice at the latest 12 (twelve) months before the end of the fixed lease period. If the tenant does exercise his right of option, the lease agreement will be extended for an indefinite period beyond the end of the option period unless one of the parties to the agreement has given notice at the latest 12 (months) before the end of the option period. If the lease agreement is extended for an indefinite period, it too can be terminated by giving notice 12 (twelve) months before the end of a calendar month.

(5)	If the tenant continues to make use of the premises beyond the end of the lease period, the lease agreement is not regarded as having been extended and §568 of German Law applies.

(6)	In the event of the destruction of all or the greater part of the premises by an event for which the landlord is not responsible (e.g. fire, etc.), the landlord is entitled to decide whether to rebuild the premises or not. If the landlord decides to rebuild, the tenant remains bound by the lease agreement if the premises can be made available to him again within 12 (twelve) months of the of the destructive/damaging event. The obligation to pay rent, however, is suspended or reduced so long as the tenant cannot or can only partly use the premises in accordance with the lease.

§4

Giving notice

(1)	Notice to terminate the lease agreement must be given in writing. The period of notice will date from the time the notice is received, not from when it is dispatched.

(2)	The landlord and tenant may terminate the lease agreement without giving notice by presenting serious grounds for so doing. The landlord may terminate the lease agreement without notice:

1.	the tenant is in arrears with paying the rent or a substantial part of it for two consecutive payment periods (§554, par. (1), item 1 German Law), or

2.	if, for more than two payment periods, the tenant is late paying rent amounting to the sum payable for two months (§554, par. (1), item 2 German Law), or

3.	the tenant submits a statutory declaration in accordance with §807 of the ZPO, is served with an extra judicial settlement of debts order or has ceased making payments, or

4.	the tenant is in arrears with agreed rent insurance obligations and has not rectified the matter within a two week period of grace.

§5

Rent amount and value guarantee

(1)	The monthly rental amount consists of the following components:

1.	1127.33	m2	Office area on 1st floor, incl. part common areas at €12.78/m2 (DM25/m2)	€14,407.28	DM28,183.25

2.		m2	Office area on - floor, incl. part

			common areas at €-/m2 (DM-/m2)

3.		m2	Office area on - floor, incl. part common areas at €-/m2 (DM-/m2)

4.		m2	Storage space on – floor, €-/m2 (DM-/m2)

5.		m2	Service space on - , incl. part common areas at €-/m2 (DM-/m2)

6.	5		Parking places in underground garage/car park at €66.47 (DM130)	€332.05	DM650

7.	1127.33		Subtotal I	€14,739.63	DM28,833.25

8.			Incidentals (§7) €2.4 (DM4.69/m2) to item 1	€2705.59	DM5287.18

9.			Heating costs advance payment (§8) €0.41 (DM 0.80/m2) to item 1)	€462.21	DM901.86

10.			Flat charge (§9, par. (3) €0.23 (DM 0.45/m2) to item 1	€259.29	DM507.30

11.			Subtotal II	€3427.08	DM6696.34

12.			Totals I + II	€18,166.71	DM35,529.59

13.			VAT	€2906.67	DM5684.73

See also §18, par. (3).

(2)	The tenant’s obligation to pay rent starts on the day the lease begins. This also applies if the tenant, despite the landlord correctly observing the handover date, does not occupy the premises or does not arrange for rent insurance.

(3)	If the landlord’s VAT option as per §9, par. (2) of the taxation legislation does not apply because the tenant does not use the premises in whole or in part in accordance with the agreement in §2, par. (5) of this agreement, the landlord is not obliged to show the VAT separately. In addition, in this case, the gross rental (previous monthly rent without incidental and heating costs but including statutory VAT) will in future be levied as a (new) monthly rent without VAT being shown. Should the missing optional provision only come to light later, the landlord is entitled to amend invoices issued to that time in such a way as to show that the previously paid gross rent corresponds to the monthly rent (without VAT). Further claims by the landlord in accordance with §2, par. (5) of this agreement remain unaffected.

(4)	The rent (excl. incidental and heating costs) and the flat charge agreed in §9, par. (3) of this agreement are subject to an escalator clause as follows:

1.	The rent (excl. incidental and heating costs) and the flat charge will be amended with effect at the start of the 13th month from the start of the lease (beginning of the second rent year) in accordance with the previously (i.e. up to an including the last month of the first rent year) imposed change based on the cost of living price index from the Federal Statistical Office for all domestic households in Germany (1995 = 100; all Germany) as opposed to the status in the month the lease begins (first basis month).

2.	Thus, the amounts mentioned in 1. will change for each subsequent rent year in line with changes between the last applicable index and the index for the last month of the previous year, with effect at the start of the first month of the new rent year.

3.	The changes will be automatic, with the amount matched to the changed index being applied without any special notice being given at the start of the new rent year. However, unless the tenant receives a new calculation in writing from the landlord, the new payment schedule cannot come into effect.

(5)

Both parties to the agreement concur that the current value guarantee clause in accordance with §4, par. (1) of the pricing conditions of 23 September 1998 are accepted and that neither party is unduly disadvantaged in relation to §2 of those conditions. Should §4, par. (1) of the conditions prove inapplicable and/or the required approval not be granted, the parties undertake to come to an acceptable arrangement which closely approaches the agreed escalator clause in this agreement.

(6)	If the index cited in par. 4 is abandoned, replaced by another index or is based on different criteria, the changed index will replace the former index. In addition, the parties to the agreement undertake here, too, to come to an arrangement which closely approaches the existing agreement in commercial terms.

§6

Rent payment – Rent guarantee

(1)	The rent is to be paid monthly in advance and without charge to the landlord at the latest on the 3rd working day of the month to his account (no. 100 959 70 at the DG Bank in Hamburg, sort code 200 600 00), quoting the tenant’s ID number. The time of payment will be based on the time the amount is credited, not the time it is dispatched.

(2)	If there is a delay in payment, the parties are entitled to impose interest in accordance with §288, par. 1 of German Law. The landlord’s right to terminate the agreement in accordance with §4 remains unaffected.

(3)	The tenant will provide a rent guarantee lodged with a German or major foreign bank equal to 3 times the monthly rent, including advance incidental and heating costs, plus statutory VAT in the amount of

€63,220.14

(in words: sixty-three thousand two hundred and twenty euros and 14 cents)

(+DM123,642.96)

(one hundred and twenty-three thousand six hundred and forty-two deutschmarks and 96 pfennigs)

in accordance with

ANNEX 4

If the rent guarantee is not lodged on time, the tenant will not be given any access to the premises before handover. The tenant will be responsible for any resultant delays. He will not be absolved of his contractual obligations, including the obligation to pay rent. §4, par. (2), item 4 remains unaffected.

(4)	In the event of the disposal of the premises, the landlord is entitled and obliged to transfer the rent guarantee to the purchaser.

(5)	The legal regulations apply to the landlord’s mortgage.

§7

Incidentals

(1)	The amount for incidentals agreed in §5 will be used as a basis for the premise’s incidental costs described below. The tenant will pay the following incidental costs each month in advance

€2705.59

(two thousand seven hundred and five euros ad fifty-nine cents)

= DM5787.18

(five thousand seven hundred and eighty-seven deutschmarks and 18 pfennigs)

plus the statutory VAT.

(2)	Incidentals in the sense of this agreement are deductions, amounts, fees and costs to the extent that these are to the existing or new account of the landlord as a result of his ownership of/rental rights in the premises and/or his official use of land, buildings or commercial units (the latter including adjoining buildings, parking stations/underground garages, facilities and equipment) especially costs

1.	for all current imposts, land tax, rental interest, waste disposal, recyclables collection, chimney cleaning, sewage, water supply and drainage (including rain and surface water), plus the corresponding measuring equipment, their rental and calibration;

2.	for street cleaning, snow and ice removal/dispersal, cleaning and care of stairs, paths, parking places, parking stations/underground garages, including maintenance of equipment used to maintain and clean all external facilities and recreation areas, lawn and garden areas, including the replacement or addition of plants and trees;

3.	for the cleaning of the building, including common areas, rooms and equipment, entry foyers, lifts, stairways and other common-use parts of the building, cleaning and maintenance of external glazing and facades, as well as combating vermin;

4.	for managing and lighting common areas and spaces, common and external facilities, entry halls, lifts, stairways, parking places, parking stations/underground garages and other commonly used sections of the building, including replacing failed lighting and arranging regular safety checks;

5.

for managing and maintaining shared technical equipment and facilities (especially signage, people and goods lifts, including lift emergency equipment and its leasing, stairs, fire detectors, CO2 warning devices, sprinklers, butterfly dampers and smoke vents, air conditioning, ventilation equipment, external inspection equipment, fuel valves, lifting and pressure booster equipment, and the like), plus all gauges, their rental and calibration, and the use of shared communications systems (broadband cable, and the like);

6.	for all-risk insurance of the property (all-risk cover including rent loss insurance), for all necessary public liability insurance and for the required safety-related inspections;

7.	for caretakers or other kinds of caretaker services, security services and porters;

8.	for miscellaneous costs which, in accordance with Annex 3 to §27. par. (1) of the 2nd Calculation Ordinance[1] in the version applicable to occurring costs, are defined as operating costs.

(3)	Also included as incidental costs in the sense of this agreement are the costs of property management. A flat monthly rate will be agreed for this, amounting to 3% (three per cent) of the rent (excluding incidentals and heating costs, the flat rate in §9, par. (3) and VAT), plus the statutory VAT (“management fee”). The management fee will also be due without further proof of costs even if the tenant manages the premises himself.

(4)	If new or increased incidental costs arise in the sense of par. (2), they may be added by the landlord to the tenant’s rent for the premises from the time they occur/increase, with appropriate advance payment also being imposed. If the landlord does not provide current property tax rate advice, a provisional rate will take its place.

(5)	If the incidental costs are shared by the tenants of the premises, the criterion for allocating them and the accounting period will be determined by the landlord at his discretion without prejudice to the principle of equal treatment of all tenants and in accordance with official regulations. If there is any doubt, the calculation of these incidental costs will be based on the size of individual rented areas in the premises.

[1]	Ordinance on housing industry calculations.

(6)	Notwithstanding existing regulations, the landlord is entitled, where technically possible, to request from the tenant the precise amount of individual incidental cost items (e.g. water consumption) from the service provider and/or to apportion the costs corresponding to individual call upon those services by the tenant of the premises. The tenant is obliged to maintain counters and other measuring devices in good operating condition.

(7)

The regular removal of refuse not appropriate for the residential refuse collection (in particular special waste and dangerous substances, plus bulky waste such as packaging) is the responsibility of the tenant. The temporary and orderly storage of this waste until it is removed is also the tenant’s responsibility. However, the landlord will also give assistance here, depending on local circumstances. Neither refuse containers nor waste or recycled materials may be stored anywhere except in areas designated by the landlord for this purpose.

(8)	The landlord will calculate the advance payments due by the tenant on a yearly basis. Any difference between the anticipated and the actual amount borne by the landlord/tenant will be settled by the tenant/landlord within one month of receipt of the invoice. If the tenant moves out during the accounting period, the apportionment will occur at the time of the next calculation and, if there is any doubt, based on the duration the premises were rented during the accounting period. Objections to the accuracy of the calculation must be made within one year of submission of the account.

(9)	If the calculation by the landlord leads to an increase or decrease in the incidental costs, prepayments for the subsequent period are to be raised or lowered appropriately.

§8

Heating costs

(1)	The prepayment agreed in §5 for heating costs will be directed towards the heating costs described below. They will be paid monthly in advance as follows:

€462.21

(four hundred and sixty-two euros and twenty-one cents)

(= DM901.86)

(nine hundred and one deutschmarks and eighty-six pfennigs)

plus statutory VAT.

(2)	To the extent that the following costs affect the premises, heating costs in the sense of this agreement are the costs for fuels and their delivery, electricity, servicing, maintenance, supervision and care of the heating, fuel and exhaust gas equipment, regular testing of operation and safety, including regulation by a specialist technician, cleaning of the equipment and surrounding areas, monitoring in accordance with the Federal Emissions Protection law, rental or other kinds of usage provision of equipment needed to provide heating, plus the costs of use of this equipment in addition to its calibration, including the costs of accounting and distribution. In the case of zone heating, the heating costs will include the total cost of heat supply and the costs associated with operating the facility, plus the aforementioned costs.

(3)	If the landlord provides the premises with hot water, the costs of the hot water supply equipment will form part of the heating costs. Par. (2), sentence 2 applies to zone hot water.

(4)	An annual calculation of prepayment amounts will be made in accordance with the Heating Costs Ordinance. In the case of zone heating provision, the partial use of the heating supply will be determined exclusively on the basis of gauges calibrated according to official regulations. For the rest, the provisions of §7 apply.

§9

Maintenance and use of the premises and rented premises

(1)	The landlord will be responsible for the overall maintenance of the premises (external maintenance) and will bear the associated costs. Here, “overall” means the roof and building covering, and any associated plumbing work (gutters), including maintenance of the front and sides, glass roofs, and access to and from the roof. It also includes the load-bearing portions of the building (all foundations, load-bearing walls, supports, pillars and ceilings), the facade, facade cladding and chimneys.

(2)	The landlord is also responsible for

1.	the maintenance and repair of common areas, shared equipment and facilities outside the rented premises and the replacement of broken outside glass;

2.	the rectification of damage to the building and/or grounds caused by third parties such as visitors or clients of the tenant;

3.	the provision (including depreciation for wear and tear) of equipment for cleaning, snow and ice removal, and maintenance of grounds and building, including the parking station/underground garage, plus the care and cleaning of all external facilities such as lawns and gardens;

4.	the maintenance and repair of shared bell, speaker and door-opening equipment.

(3)	The tenant will contribute to the costs borne by the landlord in association with the measures cited in par. (2) to the extent of an annual amount of maximum 5% (five per cent) of the rent (excluding incidentals and heating cost prepayments, and VAT) plus statutory VAT and amounting to at least a monthly flat rate of €0.23/m2, adjusted in accordance with §5, par. (4), plus statutory VAT. The minimum amount to be paid will be levied without further proof of cost by the tenant. Additional costs are to be listed individually by the landlord. Any claims for replacement against the tenant by the landlord on the basis of contractual or statutory provisions regarding liability remain unaffected.

(4)	Servicing, maintenance and repairs inside the rented premises are the responsibility of the tenant, who will bear the associated costs. This refers specifically to the servicing, maintenance and repair of electrical power and lighting equipment, bathroom equipment, gas supplies and the like, kitchen equipment, plumbing equipment, locks, windows (internal), sun-protection devices (internal and external), dividing walls, air conditioners and ventilation facilities (if inside the rented premises). Lights and light sources within the rented premises are to be replaced at the tenant’s cost. The tenant is further responsible for the regular inspection, servicing and replacement of fire extinguishers inside the rented premises.

(5)	The rented premises are to be decorated by the tenant at regular intervals.

(6)	In the case of the erection and modification to technical equipment which, because of its effects (e.g. vibration, noise, smell, shaking, dangerous emissions, x-rays, dust, gases, electrical interference) is likely to disturb third parties or damage the grounds and building, the tenant is to inquire into the applicable regulations (including those from the unions) and standards, and to provide this information in order to obtain the written permission of the landlord. If this permission is granted, claims against the tenant in the event of disadvantageous effects on third parties, grounds or buildings are excluded. However, if such technical equipment does bring about disturbances to third parties or disadvantageous effects to grounds or building, the landlord may withdraw permission and request the removal of the equipment. If the circumstances result in damage to the grounds and/or building, the tenant must make this good. The same applies in the event of the installation in the rented premises of heavy equipment, machinery, safes or similar with regard to any resultant hazards.

(7)	Inasmuch as the tenant is involved with dangerous substances or preparations in the sense of §3 a of the Chemical Law and/or §4 of the Dangerous Substances Ordinance, the tenant is responsible for observing all regulations covering the handling of these dangerous substances and preparations, and absolving the landlord of responsibility from all associated risks and statutory requirements. The landlord is entitled to require the tenant to take out and maintain suitable liability insurance covering the handling of these substances and preparations. The tenant is to provide the landlord with evidence of the taking out, coverage and continuation of this coverage upon request at any time. The tenant is to rectify all damage brought about by his use or dangerous substances and preparations (including their keeping/storage).

(8)	Any damage to the grounds and building are to be pointed out to the landlord as soon as the tenant notices same. The tenant is to take the necessary precautions – where possible – to avoid imminent danger.

(9)	The tenant absolves the landlord of responsibility for all damage caused by infringement of the tenant’s above duty of care, especially for the improper handling of the facilities, equipment and substances mentioned in pars (6) and (7).

(10)	The tenant will rectify any damage for which he is responsible immediately and in consultation with the landlord. If he does not meet this responsibility within a specified period, despite a written reminder, the landlord may undertake the required work at the tenant’s cost. In the case of imminent danger, the written warning and specified period are not necessary.

§10

Subletting

(1)	In the event of the complete or partial subletting of the premises to third parties for the purposes described in §2, the tenant requires the landlord’s written permission and is to provide him with an advance copy of the subletting agreement. The landlord can only withhold his permission by advancing serious reasons. The landlord may withdraw permission once given if there are reasons because of the person or behaviour of third parties which, if they were to occur in the case of the tenant, would entitle the landlord to terminate the agreement without notice. The refusal to grant or decision to withdraw permission do not entitle the tenant to any form of compensation.

(2)	In the case of landlord-permitted or unauthorized subletting or other transfer of use, the tenant, by signing the lease agreement, for the safety of all claims by the landlord resulting from this lease agreement, assigns his own claims against the subtenant, including liens, to the landlord, who accepts this assignment. If the tenant obtains rent from the subtenant which is higher than the rent agreed in §5, he is obliged to make over 50% (fifty percent) of the additional amount to the landlord in each subsequent month.

(3)	In the case of subletting or other transfer of use, the tenant assumes responsibility for all actions and omissions on the part of the subtenant/user as if his own actions were involved.

§11

Installation and conversion by the tenant, as well as advertisements and special plant and equipment

(1)

The tenant requires the written permission of the landlord, to whom he is to provide suitable plans in advance, for any installations or conversions in the premises, including the introduction/modification of fixed equipment. The same applies to the introduction/modification of standard advertisements, plaques and other special plant and equipment outside the premises. The landlord can only decline to give his permission for these kinds of measures by presenting serious reasons, and may withdraw permission only under the same conditions. He may make agreement to devices outside the premises dependent on payment of a usage fee. Refer also to §9, pars (6) to (10).

(2)	The tenant is responsible for obtaining the necessary official permissions to provide and maintain the above measures. He also agrees to bear all costs associated with carrying out these measures. If technical facilities require acceptance tests and/or regular checking (by the TUV, for example), these are to be arranged by the tenant at his own expense, and their execution and results advised to the landlord. The greatest possible consideration is to be paid to the interests of the other tenants of the premises when these procedures are carried out. Noisy or other procedures which could disadvantage the commercial activities of other tenants and only to be carried out before 9am, at weekends or public holidays. The current official regulations are also to be observed by the tenant. At the end of the lease agreement – at the landlord’s discretion – the original condition of the premises is to be restored or the installation and conversion work or other plant and equipment gifted to the landlord without compensation.

§12

Improvements and structural changes by the landlord

(1)	Provided he gives timely notice, the landlord may, without the agreement of the tenant, undertake improvements and structural changes needed to maintain the grounds, building or economic entity, to prevent imminent dangers or to rectify damage. This applies also to work and construction which are not necessary but which are advisable, especially modernization (in the sense of bringing the building up to current building standards), improved use or extension (including adding extra storeys). Also included is conversion work associated with new leasing of individual areas or the new design of the premises.

(2)	When carrying out the work, the landlord will take the interests of the tenant into appropriate consideration. He will inform the tenant of the work and structural changes well before they start and will show him the conversion and/or extension plans. The tenant will provide reasonable access to the spaces and areas in the premises affected by these activities

(3)	If the landlord carries out work or construction in the sense of par. (1) which later result in savings in heating costs or other incidentals cited in §7, the tenant agrees upon signing this lease to contribute to the investment costs, taking into account and in proportion to his savings. The parties will formalize the tenant’s share of the costs in a codicil to the lease.

(4)	The tenant may reduce the rent or exercise his right to withhold payment if the work involved prevents or seriously hinders his use of the premises for the agreed purpose, in whole or in part, §541, par. (2) of German Law applies. Claims for damages by the tenant are limited to the provisions of §13.

(5)	The tenant will allow modernization and improvement activities if given adequate advance notice where this is possible. Pars (1) and (4) apply.

(6)	If, because of the activities described in par. (1), it is necessary to provide the tenant with other rental spaces on a temporary basis, the parties to this lease will come to a separate agreement obliging the landlord’s to bear the moving costs.

(7)	The landlord is entitled to lease the outer facades and roof areas of the premises to third parties for advertising and the like while bearing in mind the interests of the tenant.

§13

Landlord’s responsibility – nuisance by third parties

(1)	Claims for damages by the tenant, including those deriving from pre-lease contractual obligations and unacceptable treatment can only be declared valid if based on

1.	malice or gross negligence by the landlord or his servants, or

2.	negligent violation of an important contractual obligation by the landlord or his servants, or

3.	by the lack of a guaranteed feature of the premises.

(2)	The landlord is not responsible for disturbance to the use of the premises brought about by third parties, including other tenants of the premises. He will, however, endeavour to take remove nuisance brought to his attention, bearing in mind the interests of his tenants.

(3)	Restrictions to the use of the premises by external conditions not under the control of the landlord (e.g. traffic detours, digging work, road blockages, demonstrations, noise, smell and dust nuisance, and vibrations) may only form the basis for claims by the tenant under warranty if the contractual use of the premises is significantly affected and the landlord is not in a position to limit these restrictions to a reasonable extent. Short-term restrictions of the kind cited above do not constitute grounds for claim. The tenant is advised that new construction work is currently being carried out in the vicinity of the premises, which could cause temporary restriction to the use of said premises and which the landlord is not in a position to prevent. These restrictions are accepted by the tenant. The right to reduce the rent or to make other claims based on these circumstances are denied the tenant unless the contractual use of the premises is seriously affected and the landlord is not in a position to provide relief within a reasonable time.

(4)	All exemptions from liability and liability limitations contained in this agreement apply equally to the landlord’s servants.

§14

Insurance

(1)	The landlord is entitled to include in the incidental costs under §7, par. (2.6) all-risk insurance for the building (including rent loss insurance) and liability insurance to the extent justified by the risks.

(2)	The tenant undertakes to advise the landlord immediately and in writing of any installation and modification work in or to the premises which increase its value in the sense of the insurance conditions set out under par. (1), especially any changes to risk protection in the sense of the fire and public liability insurance conditions. The tenant will bear the expense of any additional insurance premiums.

(3)	The tenant is responsible for insuring equipment, technical facilities, advertising devices and installations against damage of any kind. In addition, the tenant is to take out commercial liability insurance and a burglary policy for the duration of the rental arrangement.

§15

Access to the premises

The landlord and his representatives may enter the premises with interested parties, expert advisors or witnesses during normal business hours to exercise their mortgagee rights, to check the structural condition of the premises, as well as the functionality and safety of technical equipment, for continued leasing of the premises, its sale or in other similar circumstances. Reasonable notice is required except in case of imminent danger.

§16

Lease termination

(1)	Before the lease terminates, the tenant is to rectify any damage caused by his use of the premises and to remove from the premises any dangerous substances and preparations, to carry out any refurbishments and, under the conditions given in §11, par. (2), return the premises to their original condition. A joint report will be prepared at the latest one month before termination of the lease, in which are noted any damage resulting from use, any refurbishments (to floor coverings, as well), and installations and modifications introduced by the tenant, advertising devices and/or miscellaneous equipment to be removed.

(2)

If the premises were handed over to the tenant in renovated condition at the start of the lease or the landlord has credited the renovation costs to the tenant – in addition to the provisions in par. (1) – the tenant is obliged to fully renovate the premises (except his share of common areas). This obligation to renovate covers renewing wallpaper and/or wall and ceiling paint, as well as carpets and similar floor coverings in the same quality as existed when the premises were handed over.

Carpets and similar floor coverings not older than five years, however, need only be professionally cleaned. Colours and samples of carpets and wallpaper/wall and ceiling paint require the landlord’s approval. Instead of having the renovation carried out by the tenant, the landlord is entitled to request an amount from the tenant equivalent to the renovation costs of having the work done by a specialist firm. If the parties cannot agree on the amount of these renovation costs, an expert from the local trades organization should be enlisted as arbitrator. The cost of the arbitrator will be shared equally by the parties.

(3)	When the lease expires, the tenant will leave the premises in an orderly condition in accordance with the provisions of the lease, and return all keys, including copies made by the tenant, and all key cards at a time agreed with the landlord. If, despite a reminder and the granting of a period of grace, this does not happen, the landlord is entitled to replace the locks at the tenant’s expense and have new keys and cards made. When the premises are handed back, the landlord will prepare a detailed report on their condition. The tenant or his representative will take part personally in the preparation of the report.

(4)	If work to be carried out on the premises by the tenant is not complete when the lease expires, the rent and incidentals are to be paid until the end of the month in which the work is completed. Other claims by the landlord remain unaffected.

(5)	If the tenant moves out prematurely, the landlord is entitled to have maintenance and renovation work carried out without giving the tenant credit for the rent and the like.

§17

Disposal of premises

(1)	The landlord reserves the right to dispose of the premises. In doing so, he will arrange for the purchaser to assume all rights and obligations associated with the lease on the day the premises are handed over. Once this is done, by signing this lease the tenant waives his rights under §571, par. (2) of German Law (Obligation of the landlord disposing of the premises for the continued observance of the lease agreement by the purchaser).

(2)	In the event of the premises being disposed of, the landlord is entitled to request a letter of representation from the tenant, enclosing a copy of the lease documents. The tenant is then obliged to indicate in writing within four weeks whether the landlord’s copy is full and accurate.

§18

General provisions

(1)	Several natural and legal persons are liable jointly and severally for all liabilities arising from this lease.

(2)	If one or more provisions of this lease become unworkable for any reason, this will not affect the validity of the rest of the lease. In these circumstances, the parties undertake to find a workable agreement which closely approaches the commercial purpose of the unworkable provision(s).

(3)	Verbal subagreements are without validity. Amendments and additions to this lease as well as all declarations of intent against the other partner to the lease must be in writing to be valid.

(4)	The parties to the agreement both agree to undertake all negotiations and to provide all clarifications needed to satisfy the written statutory requirements, especially as they relate to concluding, changing and augmenting agreements, and until then not to cancel the agreement ahead of time by citing the non-observance of written forms. The parties further agree that any non-observance of the written form different from that covered by §125, par. 2 of German Law will not affect the validity of the agreement.

§19

Additional conditions

(1)	In the interests of a cooperative relationship between tenant and landlord, the landlord proposes meeting with the tenant each annually as an on-site contact person.

(2)	The landlord is entitled to lease the underground garage/parking station to an outside operator. Allowing that this might happen, the tenant agrees from the outset to conversion of the lease conditions covering parking spaces in the underground garage/parking station to a sublease arrangement with the underground garage/parking station operator.

The landlord/outside operator reserves the right to include the parking spaces for the premises in a parking area management arrangement. It may then only be possible to provide a non-permanent local parking space in the premises. If that happens, the rent will be adapted to match the parking spaces affected. By signing this lease, the tenant gives his basic agreement to such a change to the lease and his preparedness to come to the necessary agreements with the landlord/outside operator at the relevant time.

(3)	All euro amounts cited in this lease can until 31 December 2001 also be paid in the DM equivalent. The rent given in euros in §5 is the equivalent of the following in DM:

1.	1127.33	m2	Office area on 1st floor, incl. part common areas at €12.78/m2 (DM25/m2)	DM28,183.25

2.		m2	Office area on - floor, incl. part common areas at €-/m2 (DM-/m2)

3.		m2	Office area on - floor, incl. part common areas at €-/m2 (DM-/m2)

4.		m2	Storage space on - floor, €-/m2 (DM-/m2)

5.		m2	Service space on -, incl. part common areas at €-/m2 (DM-/m2)

6.	5		Parking places in underground garage/car park at €66.47 (DM130)	DM650

7.	1127.33		Subtotal I	DM28,833.25

8.			Incidentals (§7) €2.4 (DM4.69/m2) to item 1	DM5287.18

9.			Heating costs advance payment (§8) €0.41 (DM 0.80/m2) to item 1)	DM901.86

10.			Flat charge (§9, par. (3) €0.23 (DM 0.45/m2) to item 1	DM507.30

11.			Subtotal II	DM6696.34

12.			Totals I + II	DM35,529.59

13.			VAT	DM5684.73

(4)	As well as the current lease provisions, the landlord and tenant agree to the following special conditions which in each case take precedence over other conditions in the lease. In the event of contradictions, omissions or unclear items, this lease should be so formulated that the intent of the following special conditions is carried out as far as possible and for the rest as if the parties to the agreement had agreed to this if they were to notice and consider there to be a contradiction, omission or lack of clarity when they came to sign the agreement.

1.	The landlord will fit out the leased premises described in §1 in accordance with the enclosed plan at his own expense. The standard description (Annex 3) will be used as the basis for the standard of the fit-out.

2.	Varying §5, par. 2, the tenant will be granted a rent-free period of 4 months from the start of the rental period in as per §3, par. 1. This not include incidental costs as per §7, heating costs as per §8 and the flat rate as per §9, par. 3, all of which become payable from the start of the lease. The escalator clause as per §5, par. 4 applies, regardless of the present condition.

3.	Varying the standard fit-out description (Annex 3), the landlord will install a refrigerator and a dishwasher in the tenant’s pantry kitchen in the premises.

4.	Supplementing §2, par. 4, it is also agreed that any change to the usage purpose may only be refused by the landlord for factually serious reasons.

5.	Varying §3, par. 2, sentence 1, the parties agree that servicing, maintenance and repairs inside the premises, to the extent that they affect the series of items described in §9, par. 4, sentence 2 or equipment/installations introduced by the tenant, are the tenant’s responsibility and will be undertaken at his expense. The terms “specifically” and “gas supplies” care to be deleted from the items described in §9, par. 4, sentence 2. The minor repairs cited are the tenant’s responsibility so long as they do not amount individually to more than DM800 or an annual total of DM8000.

6.	Supplementing §10, it is further agreed that the transfer of use by the tenant to associated companies does not constitute subletting. The provisions of §10 apply to subletting to external companies.

7.	Supplementing §11, par. 1, the landlord agrees to the fit-out and equipment plans provided in the annex and which the tenant has proposed.

8.	If the tenant demonstrates that he has carried out decorative repairs in the year before termination of the lease, the landlord is not entitled to request a final renovation or assumption of renovation costs by the tenant as per §16, par. 2.

9.	Sentences 4 to 8 are deleted from §19, par. 2 without replacement.

10.	The period of notice in §3, par. 6 is reduced from 12 to 3 months.

11.	Supplementing §12, par. 2, it is agreed that the tenant will be informed by the landlord of the nature and extent of any construction work at the latest 2 months before it starts.

12.	Supplementing §12, par. 3, it is agreed that the amount of savings to be made in heating and/or incidental costs will be advised to the tenant before any work is carried out for which he must pay the costs.

13.	The word “gross” is deleted from §13, par. 1, sentence 1.

14.	The word “significantly” in §13, par. 3 is replaced by the phrase “not just trivially”.

15.	Supplementing §16, par. 5, it is agreed that the time needed by the landlord for miscellaneous maintenance and refurbishment work during which the tenant continues to pay rent will not exceed 2 months.

(5)	The following ANNEXES 1.1 and 1.2 to 4 form part of this lease agreement.

Hamburg, 15.05.2001	Zurich, 14.02.01

[signatures]

Tenant	Landlord